Exhibit 99.1

Trovagene Expands Collaboration with Genomac to Demonstrate Clinical Utility in Lung and Colorectal Cancer Treatment Monitoring

Prospective clinical studies to evaluate Trovagene’s Precision Cancer Monitoring platform to determine the emergence of resistance mutations using circulating tumor DNA

SAN DIEGO — January 21, 2015 — Trovagene, Inc. (NASDAQ:  TROV), today announced it will expand the clinical collaboration with Genomac Research Institute in Prague, Czech Republic. Trovagene Precision Cancer Monitoring SM technology will be used in two prospective clinical studies for the early detection of emerging oncogene mutations indicative of resistance to targeted therapies used to treat colorectal and lung cancer.

“Genomac is an important clinical study partner of Trovagene, and we are impressed with the Institute’s cancer genomic program,” said Mark Erlander, Ph.D., chief scientific officer of Trovagene. “Our initial work examining KRAS mutations in archived samples are encouraging. We are increasing the size and scope of this clinical program to demonstrate the utility of our novel molecular diagnostic platform and its potential to improve the standard of care for cancer patients.”

Prospective multi-center studies will involve leading clinical and surgical oncology centers in the Czech Republic. The first study focusing on lung cancer will enroll up to 300 patients, while the second study will enroll up to 500 patients with Stage III-IV colorectal cancer. Colorectal and lung cancer are the two most commonly occurring solid cancers in the Czech Republic.

“The emergence of oncogene mutations associated with anti-EGFR treatment resistance, which include KRAS and EGFR T790M, is the main cause of disease progression after initial positive response to first-line colorectal and lung cancer therapies,” said Marek Minarik, Ph.D., lead investigator and the director of the Center for Applied Genomics of Solid Tumors at Genomac. “Trovagene provides us with an excellent tool for the non-invasive early detection of imminent cancer progression. We expect this cancer monitoring technology will become a viable alternative to standard imaging techniques, aiding timely decisions on the course of therapy made by our clinical partners.”

About the Center for Applied Genomics of Solid Tumors, Genomac Research Institute

Headquartered in Prague, Czech Republic, the Center for Applied Genomics of Solid Tumors (CEGES) is a subsidiary of Genomac International, Ltd., a private biotech company founded in 2001. Genomac received support for CEGES from the European Regional Development Fund (ERDF), and is among the first private research institutes in the field of cancer genomics in Central and Eastern Europe. The main focus of CEGES is the development and application of

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new technologies and approaches for molecular tumor profiling to diagnose and treat solid cancers. A total of 12 clinical projects with Genomac’s participation have received grant support from the Czech Ministry of Health over the past several years. Building on a strong publication record and a history of successful clinical collaborations, Genomac has earned recognition as one of the leading centers in the field of molecular cancer research in the region.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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